Exhibit (n)(4)

CONSENT OF CREDIT RATINGS AGENCY

The undersigned hereby consents to the filing of this consent as an exhibit to the Registration Statement on Form N-2 (File Nos. 333-229007 and 811-22725) (the “Registration Statement”) filed by Priority Income Fund, Inc. (“Priority”) with respect to the offering of Priority's Series A Term Preferred Stock, Series B Term Preferred Stock, Series C Term Preferred Stock and Series D Term Preferred Stock (the “Preferred Stock”) and all references to Egan-Jones Ratings Co.’s name, and the inclusion and use of Egan-Jones Ratings Co.’s credit rating on Priority and Priority's Preferred Stock, in the Registration Statement, the prospectus included therein and any supplements to the prospectus.

/s/ Egan-Jones Ratings Co.

/s/ Saul Grossel
__________________________
By: Saul Grossel
Title: COO-EJR

April 17, 2019